For Immediate release:

Contact: Carlo Bertolini
Republic Airways Holdings
Tel. (317) 484-6069

Republic Airways Announced as Winning Bidder in Auction of Frontier Airlines

Indianapolis (August 13, 2009) – Republic Airways Holdings (NASDAQ/NM: RJET)  today announced that it has been declared the winning bidder in the auction to acquire Frontier.  The auction was conducted under procedures established in Frontier’s Chapter 11 bankruptcy case.

“I look forward to welcoming Frontier to our Republic family, said Bryan Bedford, Chairman, President and CEO of Republic.  “Frontier has made impressive strides in returning to sustained profitability in a challenging and uncertain economic environment.  We congratulate the employees of Frontier.  Their commitment and perseverance during the bankruptcy process has allowed the Frontier brand to survive and thrive.  Now, we have to turn our attention to the important work of integrating two great brands: Frontier and Midwest Airlines, which enjoy strong loyalty in Denver and Milwaukee.”

“We are pleased to have Republic as a plan sponsor.” said Sean Menke, Frontier President and Chief Executive Officer.  “Today’s announcement is the beginning of a wonderful new chapter for this proud organization.”

Pursuant to its investment agreement, Republic has agreed to purchase 100% of the stock of Frontier Holdings upon its emergence from bankruptcy for $108.75 million, so long as certain conditions are met.  Republic also agreed to waive any right to recovery on its $150 million general unsecured claim.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Midwest Airlines, Mokulele Airlines, Republic Airlines and Shuttle America, collectively “the airlines”. The airlines offer scheduled passenger service on approximately 1,400 flights daily to 98 cities in 39 states, Canada, Mexico and Jamaica under branded operations at Midwest Airlines and Mokulele Airlines, and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ over 6,000 aviation professionals and operate 228 aircraft.

In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways  as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

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